Exhibit 10

PROSPECT PARTICIPATION AGREEMENT

THIS AGREEMENT made and entered into by and between PROVIDENCE EXPLORATION, LLC, a Texas limited liability company (“PROVIDENCE”) and ELM RIDGE EXPLORATION COMPANY, LLC, a New Mexico limited liability company (“ELM RIDGE”);

WITNESSETH:

WHEREAS, PROVIDENCE owns certain oil and gas leases in Val Verde County, Texas, being more particularly described in Exhibit “A” hereto and being hereinafter referred to collectively as the “Leases”; and

WHEREAS, PROVIDENCE wishes to sell and ELM RIDGE wishes to purchase an undivided 50% of 8/8 leasehold interest in the Leases, subject to the terms hereof, which interest is hereinafter sometimes referred to as the “Subject Property”; and

WHEREAS, PROVIDENCE and ELM RIDGE desire to jointly explore for and develop oil and gas prospects on the Leases.

NOW THEREFORE, in consideration of the mutual covenants and premises set forth herein, the parties agree as follows:

1)

Assignment of Leases: At closing, as provided hereinafter, PROVIDENCE will sell and assign to ELM RIDGE, and ELM RIDGE will buy from PROVIDENCE, an undivided 50% of 8/8 leasehold interest in and to the Leases, subject to the terms and provisions hereof. A copy of the assignment to be used is attached hereto as Exhibit “B”. The Parties agree to execute such other and additional documents as may be necessary or required to fully complete the transfer of the Subject Property to ELM RIDGE.

2)	Technical Data: At closing, as hereinafter provided, PROVIDENCE, as Licensor, will grant and assign to ELM RIDGE, as Licensee, a license granting full use and access to all proprietary data and interpretations thereof covering the Leases and the lands in the Area of Mutual Interest (AMI), as hereinafter defined, including copies of any electronic data or printed materials that may now or at some future time exist. If the seismic data is subject to any prior confidentiality agreements, financing agreements or other agreements between PROVIDENCE and third parties which might restrict the transfer or licensing of these rights without prior consent, PROVIDENCE agrees to undertake such efforts as may be required to obtain a subordination or release of any such third party rights to the ELM RIDGE seismic license to be conveyed at closing.

3)	Closing: The closing date for the assignment by PROVIDENCE, and the transfer of funds from ELM RIDGE to PROVIDENCE, will occur at a mutually agreeable time and place, but no later than August 8, 2008.

4)	Consideration: The purchase price to be paid by ELM RIDGE at closing for the purchase of the Subject Property is $ 7,212,800.00. PROVIDENCE and ELM RIDGE agree that the $100,000.00 previously paid by ELM RIDGE as an option on the Leases will be credited against the purchase price.

Exhibit 10

5)

Test Wells: ELM RIDGE and PROVIDENCE agree to drill and test, or cause to be drilled and tested, and if warranted, complete and equip two (2) wells at mutually agreeable locations on the Leases to test the Ellenberger Formation, unless granite or other practically impenetrable substance or condition in the hole, which renders further drilling impracticable, is encountered at a lesser depth, or unless all parties agree to complete or abandon the well at a lesser depth. These test wells will be drilled in accordance with those terms governing drilling of the initial well(s) found in Article VI of the Joint Operating Agreement (“JOA”) described in Article Nine (9) below, with the first of such wells to be commenced on or before October 1, 2008.

ELM RIDGE and PROVIDENCE each agree to pay 50% of the total costs to drill and complete (or plug and abandon) each such test well; provided however, as additional consideration for the purchase of the Subject Properties, ELM RIDGE agrees to carry PROVIDENCE for $1,000,000.00 of its proportionate share of total well costs in each of the two (2) test wells referenced herein (a total of $2,000,000.00 for both wells). Providence agrees to pay the balance of its share of the total costs of each test well remaining unpaid after being credited with the $1,000,000.00 ELM RIDGE carry obligation in each test well.

6)

Well Plan: The parties have developed a well plan with Randall Ford and Associates. The AFE and well plan are attached hereto as Exhibit “C”. It is agreed that Randall Ford and Associates, (or such other drilling company as may be agreed upon from time to time by the parties hereto), will conduct drilling operations, completion and abandonment of the test wells, if applicable, as a “contract operator”, and neither ELM RIDGE nor PROVIDENCE shall instruct Randall Ford and Associates to deviate from this drilling plan without the written concurrence of the other Party.

7)	Previous Agreements: Providence has previously entered into a Purchase and Sale Agreement with Global Mineral Solutions, L.P., dated February 22, 2006. It is understood between ELM RIDGE and PROVIDENCE that the “Post Closing” obligations accepted by PROVIDENCE under that agreement, which include shooting and processing seismic data over the Leases and a “carried interest” in a series of eight (8) wells to be drilled on the Leases will be the sole obligation of PROVIDENCE. The cash and other consideration set forth in this agreement constitute the agreed purchase price for the Subject Property, and there shall be no obligation on ELM RIDGE’s part to Global Mineral Solutions, L.P. under the terms of the referenced agreement.

8)	Overriding Royalty Interests: ELM RIDGE and PROVIDENCE acknowledge that there are overriding royalty interests due certain contributors to this prospect. These parties and their respective overriding royalty interests are set forth in Exhibit “D,” which is attached hereto and made a part of this agreement. These overriding royalties will be assigned and filed of record prior to the first drilling of the first test well. Each working interest owner in the Leases, including interests owned by Global Mineral Solutions, L.P., will bear its pro rata part of each of these overriding royalty interests.

Exhibit 10

9)

Joint Operating Agreement: ELM RIDGE has prepared a Joint Operating Agreement (“JOA”), which is attached hereto as Exhibit “E”. ELM RIDGE and PROVIDENCE agree that the form of the agreement is acceptable to both parties. After the JOA has been reviewed and agreed to by Global Mineral Solutions, L.P., (or revised to the satisfaction of all three entities), ELM RIDGE and PROVIDENCE will promptly execute the agreement. ELM RIDGE and PROVIDENCE agree that the terms of the JOA shall govern all operations on the Leases and the AMI; provided, however, in the event of a conflict between the terms of this agreement and the terms of the JOA, the terms of this agreement shall prevail.

10)	Development Budget: ELM RIDGE and PROVIDENCE agree that if the test wells indicate that continual development of the Leases could be a commercially successful venture, whether in the Ellenberger Formation or otherwise, they will create a mutually agreeable drilling and development budget that will, at a minimum satisfy the various drilling requirements set forth in the Leases. This budget will be reviewed and revised at least annually. It is anticipated that the drilling requirements can be met using one drilling rig on the Leases. The Parties agree that neither will engage a second drilling rig (or more) without the consent of the other Party. Such consent shall not be unreasonably withheld in the situation where an additional rig is needed on a short term basis to satisfy the drilling requirements of one or more of the Leases. The Parties will also create and regularly update, on at least an annual basis, a budget for any legal, technical, or other expenditure as may be mutually agreed upon to advance the project. All such costs will be shared on a pro rata basis, unless otherwise agreed by ELM RIDGE and PROVIDENCE.

11)	Area of Mutual Interest: The Parties agree that neither Party will acquire fee simple title, leasehold, license or any other real property interest, nor contract related thereto, within a one mile radius of the perimeter boundary of the Leases (the “AMI”) without the prior written consent of the other Party hereto, which consent may be withheld or granted in its sole and absolute discretion. This AMI shall remain in force and effect so long as the JOA remains in effect, unless sooner terminated by the parties.

During the term of this AMI, if any party hereto (“Acquiring Party”) acquires any oil and gas leases or any interest therein, or any unleased mineral interest or farmouts or other contracts with respect thereto which affect lands and minerals lying within the AMI (“Mineral Interest”), the Acquiring Party shall promptly advise the other party hereto (“Offeree”) of such acquisition. In such event, the Offeree shall have fifteen (15) days after receipt of such notice within which to furnish the Acquiring Party written notice of its election to acquire its proportionate interest in the offered interest.

Notwithstanding the foregoing, nothing herein shall prevent neither ELM RIDGE nor PROVIDENCE from obtaining easements, rights of way and other surface real property interests within the AMI if necessary for the purpose of conducting seismic or other geophysical investigations, or to produce and transport hydrocarbons from the Leases to a point or points of sale within the AMI area.

Exhibit 10

12)

Public Announcements: ELMRIDGE and PROVIDENCE agree that prior to any public announcement or statement with respect to any development activities on the Leases or AMI, or the results thereof, the Party desiring to make such public announcement or statement shall consult with the other Party hereto and (1) agree upon the text of a joint public announcement or statement to be made by both of such Parties or, (2) obtain approval of the other Party hereto to the text of a public announcement or statement to be made solely by one Party. Nothing herein shall be construed to require either Party to obtain approval of the other Party hereto for the disclosure of information with respect to the development activities on the Leases or the AMI to any state or federal governmental authority or agency, to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction.

13)	Representations of PROVIDENCE: PROVIDENCE represents and warrants to ELM RIDGE that:

a.      PROVIDENCE has all necessary power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by PROVIDENCE have been duly and effectively authorized by all necessary actions on the part of PROVIDENCE, and this Agreement constitutes a valid and binding obligation of PROVIDENCE enforceable against PROVIDENCE in accordance with its terms.

b.      Any consent, approval or other consent required be making or obtaining by PROVIDENCE for the execution and delivery of this Agreement, and the performance by PROVIDENCE of its obligations hereunder, including, without limitation, PROVIDENCE’S assignment of the Leases, has been obtained.

c.      PROVIDENCE can and will deliver good title to the Subject Property, free from any liens or adverse claims against the property.

d.      To the knowledge of PROVIDENCE, there are no legal actions or claims now existing or threatened with respect to any of the Leases.

14)	Representations of ELM RIDGE: ELM RIDGE represents and warrants to PROVIDENCE that:

a.      ELM RIDGE has all necessary power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by ELM RIDGE have been duly and effectively authorized by all necessary actions on the part of ELM RIDGE, and this Agreement constitutes a valid and binding obligation of ELM RIDGE enforceable against ELM RIDGE in accordance with its terms.

b.      Any consent, approval or other consent required to be made or obtained by ELM RIDGE for the execution and delivery of this Agreement, and the performance by ELM RIDGE of its obligations hereunder, has been obtained.

Exhibit 10

15)

This Participation Agreement, and all of its terms and conditions, represents the entire Agreement between ELM RIDGE and PROVIDENCE, pertaining to the Leases, and supersedes any all prior agreements between the parties, written or oral.

16)

Governing Law Venue. This Agreement and other documents delivered pursuant to this Agreement and the legal relations between the Parties shall be governed and construed and enforced in accordance with the laws of the State of Texas, without giving effect to principles of conflict laws. Venue for any cause of action hereunder shall lie exclusively in Dallas County, Texas unless otherwise controlled by a mandatory venue location elsewhere under Texas law.

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the 31 day of July, 2008.

PROVIDENCE EXPLORATION, LLC            ELM RIDGE EXPLORATION
                                    COMPANY, LLC

By: /s/ Gilbert Burciaga                         By: /s/ James M. Clark, Jr.

Gilbert Burciaga                          James M. Clark, Jr.